Exhibit 99
Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media:	Kelli Powers (314-694-4003)
	Analysts:	Bryan Hurley (314-694-8148)
SEEDS-AND-TRAITS MOMENTUM DRIVES MONSANTO FISCAL-YEAR 2011 EARNINGS GROWTH; FISCAL-YEAR 2012 POSITIONED FOR MID-TEENS EARNINGS GROWTH ON NEW BASE
•	Cash flow, earnings per share and gross profit above estimates as new corn, soybean platforms lead U.S. improvement; Latin America helps drive 2012 guidance for EPS of $3.34 to $3.44

•	Company to restate financial results for 2009, 2010, and prior 2011 quarters to reflect timing of accruals for customer incentives in glyphosate business
o	Total revenues and costs over the three fiscal years as a whole remain unchanged

o	Full-year 2011 EPS benefits by $0.05
ST. LOUIS (Oct. 5, 2011) — Monsanto Company (NYSE: MON) generated fiscal fourth quarter and full-year results above guidance, executives said today, noting the company is well-positioned to realize its mid-teens earnings growth opportunity off its higher base next year. Executives said the company gained improvement in its core U.S. business on the strength of new corn and soybean products and captured global growth opportunities, most notably in Latin America, that have reignited momentum for future growth.

	Fourth Quarter	Fiscal Year
($ in millions)	2011	2011
Net Sales By Segment
Corn seed and traits	$671	$4,805
Soybean seed and traits	96	1,542
Cotton seeds and traits	181	847
Vegetable seeds	267	895
All other crops seeds and traits	136	493

TOTAL Seeds and Genomics	$1,351	$8,582

Agricultural productivity	$896	$3,240

TOTAL Agricultural Productivity	$896	$3,240

TOTAL Net Sales	$2,247	$11,822

Gross Profit	$971	$6,079

Operating Expenses	$1,042	$3,577

Interest Expense — Net	$21	$88
Other Expense — Net	$2	$40

Net Income (Loss) Attributable to Monsanto Company	$(112)	$1,607

Diluted Earnings (Loss) per Share (See note 1.)	$(0.21)	$2.96

Items Affecting Comparability — EPS Impact
Restructuring charges	(0.01)	—

Diluted Earnings (Loss) per Share from Ongoing Business
(For the definition of ongoing EPS, see note 1.)	$(0.22)	$2.96

Effective Tax Rate	3%	30%

	Fourth Quarter	Fiscal Year
	2011	2011
Comparison as a Percent of Net Sales:
Gross profit	43%	51%
Selling, general and administrative expenses (SG&A)	29%	19%
Research and development expenses	18%	12%
Income (Loss) from continuing operations before income taxes	(4)%	20%
Net income (Loss) attributable to Monsanto Company	(5)%	14%
Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:
“As we bring this year to a very successful close and look at what’s to come, it’s clear that we have turned a corner and returned to growth mode. We made a conscious effort to reconnect with our customers, and from that earned significant sales growth for seeds and traits and created positive momentum we carry into 2012. Through the combination of advanced product platforms, a more balanced business and increasingly global opportunities, I believe we have the essential elements in place to achieve mid-teens growth in fiscal year 2012.”
Results of Operations
Monsanto reported net sales of $2.2 billion for the fourth quarter of fiscal year 2011. Net sales for the fiscal year were $11.8 billion.
Seeds and Genomics net sales were $1.4 billion for the quarter, a 39 percent increase over the prior year. For the year, sales for the Seeds and Genomics segment reached $8.6 billion, a 13 percent increase over the prior year driven by strong global growth in corn and cotton. Latin America continues to be a significant driver for the Seeds and Genomics segment, demonstrating momentum and continued growth potential.
Agricultural Productivity net sales were $896 million for the quarter, in line with the company’s expectations. Net sales for the Agricultural Productivity segment for the year grew to $3.2 billion.
Monsanto reported a net loss of $112 million in the fourth quarter of fiscal year 2011. Net income for fiscal year 2011 was $1.6 billion.
The company’s fiscal year 2011 earnings per share (EPS) were $2.96 on an ongoing basis and an as-reported basis. For the fourth quarter, the company reported a loss per share of $(0.22) on an ongoing basis and $(0.21) on an as-reported basis. As-reported EPS results for the fourth quarter and fiscal year 2011 reflect the effects of restructuring and discontinued operations. (For a reconciliation of ongoing EPS, see page 1 and note 1.)
Financial Reporting Update
The company provided an update on the previously announced SEC investigation into the financial reporting of its customer incentive programs related to glyphosate products in fiscal years 2009 and 2010. The Company continues to cooperate with the SEC.
Following the SEC notification, Monsanto began its own review and the Audit and Finance Committee of its Board of Directors retained independent advisors to conduct an internal investigation. Based on the results of that work, Monsanto will adjust portions of its financial statements related to the timing of the accounting for customer incentive programs for glyphosate products from the fourth quarter of fiscal year 2009 through the third quarter of fiscal year 2011, and correct its previously issued financial statements for this period to reflect these adjustments. Total company revenues and costs for these fiscal years, taken as a whole, are unchanged, but the timing of those amounts will change. The potential impact of these changes would affect fiscal year 2009 earnings per share by approximately ($0.10) to ($0.05) and affect earnings per share for fiscal year 2010 by approximately ($0.02) to $0.03. The fiscal year 2011 earnings per share of $2.96 includes $0.05 of incremental benefit from the accounting adjustment.
The adjustments do not affect any financial information for the Seeds and Genomics segment, and the fiscal year 2011 financial information reported today includes all adjustments Monsanto is making to that full fiscal year. As a result of the adjustments to prior financial statements, the company is not providing comparisons with prior financial periods in this earnings release, except for the Seeds and Genomics segment. All adjustments will be reflected in Monsanto’s Form 10-K filing later this month.

Cash Flow
For fiscal year 2011, net cash provided by operating activities was $2.8 billion. Net cash required by investing activities was $975 million in fiscal year 2011. Net cash required by financing activities was $864 million for fiscal year 2011. As a result, free cash flow was a source of $1.8 billion for fiscal year 2011. (For a reconciliation of free cash flow, see note 1.)
Outlook
In fiscal year 2012, Monsanto expects to achieve mid teens earnings growth off the 2011 EPS base for a range of $3.34 to $3.44 EPS. (For a reconciliation of 2012 EPS guidance, see note 1.) The company noted that as the business in Latin America continues to ascend, it views 2012 as the first year of some structural changes to its historical earnings pattern. The first quarter, still a small quarter, is expected to see more contribution from the growth in Brazil and Argentina that would yield first-quarter ongoing and as-reported earnings per share in the range of $0.10 to $0.15 per share.
The Seeds and Genomics segment, which saw significant gross profit increase in 2011 and represents the growth area for Monsanto’s business in fiscal year 2012 and beyond, is expected to deliver both single digit percentage unit volume growth and continued mix improvement. The company expects Seeds and Genomics gross profit in the range of $5.7 billion to $5.85 billion for the year, with unit volume growth complemented by mix from both germplasm and trait upgrades globally.
Gross profit for the Agricultural Productivity segment is expected at roughly $800 million.
The company projects free cash flow in the range of $1.3 billion to $1.5 billion for fiscal year 2012. The company expects net cash provided by operating activities to be $2.2 billion to $2.5 billion, and net cash required by investing activities to be approximately $900 million to $1 billion for fiscal year 2012. (For a reconciliation of free cash flow, see note 1.)
In fiscal 2012, the company expects selling, general and administrative expenses to be in the range of $2.25 billion to $2.35 billion, reflecting inflationary level increases. On a percent of sales basis, the company has reduced its SG&A spend rate over the past several years, and the 2012 range maintains that trend. The company’s research and development spend is projected at $1.4 billion to $1.45 billion.
Seeds and Genomics Segment Detail

	Net Sales				Gross Profit
	Fourth Quarter		Fiscal Year		Fourth Quarter		Fiscal Year
($ in millions)	2011	2010	2011	2010	2011	2010	2011	2010
Seeds and Genomics
Corn Seed and Traits	$671	$424	$4,805	$4,260	$340	$170	$2,864	$2,464
Soybean Seed and Traits	96	103	1,542	1,486	92	88	1,045	905
Cotton Seed and Traits	181	98	847	611	140	78	642	454
Vegetable Seeds	267	235	895	835	173	130	534	492
All Other Crops Seeds and Traits	136	110	493	419	45	57	221	223

TOTAL Seeds and Genomics	$1,351	$970	$8,582	$7,611	$790	$523	$5,306	$4,538

	Earnings (Loss) Before Interest & Taxes (EBIT)
	Fourth Quarter		Fiscal Year
($ in millions)	2011	2010	2011	2010
Seeds and Genomics
EBIT (For a reconciliation of EBIT, see note 1.)	$(157)	$(412)	$2,106	$1,597
Unusual Items Affecting EBIT: Restructuring	$4	$(102)	$(11)	$(232)

The Seeds and Genomics segment consists of the company’s global seeds and related traits business.
It was a significant quarter for the segment, with sales of $1.4 billion representing an increase of 39 percent over the same period last year. This growth was led by a strong contribution from Latin America and gross profit increases in each of the company’s core crops — corn, cotton and soybeans as well as vegetables — at a global level. For the year, segment sales reached $8.6 billion, reflecting a 13 percent increase over the prior year.
Corn led the segment for the year, driven by growth in South America, with additional improvements in the United States and Europe. In the United States, branded corn volume grew by the largest increment in three years and outpaced the market expansion. The company earned a 10-million acre increase to reach 13 million planted U.S. acres for its Genuity® Reduced Refuge Family, which includes Genuity® SmartStax®, Genuity® VT Triple PRO® and Genuity® VT Double PRO®. In 2012, the company has a goal to earn 22 million to 24 million acres for the Reduced Refuge Family. For Genuity® SmartStax®, the company will offer more than 100 hybrids across all channels in 2012, when all of Monsanto’s branded SmartStax® will be sold as RIB Complete. SmartStax is the industry’s only 5 percent single-bag refuge-in-the-bag product offering above ground and below ground protection. The company also sees expansion opportunities for Genuity® VT Triple PRO® and Genuity® VT Double PRO®, which will shift from trial levels to broad availability in major geographies for 2012. Following regulatory approval, the company also expects Genuity® VT Double PRO® volume to move to RIB CompleteTM as well.
In 2012, the company views Latin America as the largest source of new growth complementing the U.S. business, driven by the ramp up of the corn opportunity in Brazil and Argentina. In Argentina, the company expects total corn acres to expand to the high end of the historical acre base and looks to accelerate the conversion of double-stacks to Genuity® Triple PRO®, which brings new insect protection and value to farmers. In Brazil, Monsanto is already the industry leader and looks forward to ramping up overall trait penetration and upgrade from first-generation products to higher-value second-generation traits.
Cotton revenue also increased as a function of increased acres in Australia and the United States. The company saw a resurgence in its Deltapine brand in the United States as breeding improvements help earn the farmer’s business, resulting in volume and share improvements.
In soybeans, the company earned a total of 17 million U.S. acres for its Genuity® Roundup Ready 2 Yield® product in 2011, a 10-million-acre step up over the prior year. The company expects Roundup Ready 2 Yield® to reach more than 27 million to 30 million acres in 2012 and serve as the leading product in Monsanto’s brands.
Agricultural Productivity Segment Detail

($ in millions)	Net Sales		Gross Profit
	Fourth Quarter	Fiscal Year	Fourth Quarter	Fiscal Year
TOTAL Agricultural Productivity	$896	$3,240	$181	$773

($ in millions)	Earnings (Loss) Before Interest & Taxes (EBIT)
Agricultural Productivity	2011
	Fourth Quarter	Fiscal Year

EBIT (For a reconciliation of EBIT, see note 1.)	$59	$281
Unusual Items Affecting EBIT:
EBIT from Discontinued Operations	$(1)	$3
Restructuring	$4	$8
The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products. Segment sales for the quarter reached $896 million, with gross profit of $181 million. For the year, the segment delivered net sales of $3.2 billion with gross profit of $773 million.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations and may include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.
Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.” Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto Web site for three weeks.
About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world’s natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com. Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at www.monsantoblog.com, or subscribe to our News Release RSS Feed.
Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent Form 10-K Report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.
Notes to editors: Genuity, SmartStax, RIB Complete, VT Triple PRO, VT Double PRO and Roundup Ready 2 Yield are trademarks of Monsanto Company and its wholly-owned subsidiaries.

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited
Statements of Consolidated Operations

	Three Months Ended	Twelve Months Ended
	Aug. 31,	Aug. 31,
	2011	2011

Net Sales	$2,247	$11,822
Cost of Goods Sold	1,276	5,743

Gross Profit	971	6,079
Operating Expenses:
Selling, general and administrative expenses	647	2,190
Research and development expenses	404	1,386
Restructuring charges, net	(9)	1

Total Operating Expenses	1,042	3,577
Income (Loss) From Operations	(71)	2,502
Interest Expense	45	162
Interest Income	(24)	(74)
Other Expense, Net	2	40

Income (Loss) from Continuing Operations Before Income Taxes	(94)	2,374
Income Tax Provision	3	717

Income (Loss) from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$(97)	$1,657

Discontinued Operations:
Income (Loss) from Operations of Discontinued Businesses	(1)	3
Income Tax Provision	—	1

Income (Loss) on Discontinued Operations	(1)	2

Net Income (Loss)	$(98)	$1,659

Less: Net Income Attributable to Noncontrolling Interest	14	52

Net Income (Loss) Attributable to Monsanto Company	$(112)	$1,607

EBIT (see note 1)	$(98)	$2,387

Basic Earnings (Loss) per Share Attributable to Monsanto Company:
Income (Loss) from Continuing Operations	$(0.21)	$2.99
Income on Discontinued Operations	—	0.01

Net Income (Loss) Attributable to Monsanto Company	$(0.21)	$3.00

Diluted Earnings (Loss) per Share Attributable to Monsanto Company:
Income (Loss) from Continuing Operations	$(0.21)	$2.96

Net Income (Loss) Attributable to Monsanto Company	$(0.21)	$2.96

Weighted Average Shares Outstanding:
Basic	535.1	536.5
Diluted	535.1	542.4

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited
Condensed Statements of Consolidated Financial Position

As of
Aug. 31, 2011

Assets
Current Assets:
Cash and cash equivalents (variable interest entities restricted - 2011: $96)	$2,572
Short-term investments	302
Trade receivables, net (variable interest entities restricted - 2011: $51)	2,117
Miscellaneous receivables	629
Deferred tax assets	446
Inventory, net	2,623
Other current assets	152

Total Current Assets	8,841

Property, Plant and Equipment, Net	4,394
Goodwill	3,365
Other Intangible Assets, Net	1,309
Noncurrent Deferred Tax Assets	873
Long-Term Receivables, Net	475
Other Assets	619

Total Assets	$19,876

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt	678
Accounts payable	871
Income taxes payable	117
Accrued compensation and benefits	427
Accrued marketing programs	1,110
Deferred revenues	373
Grower production accruals	87
Dividends payable	161
Customer payable	94
Restructuring reserves	24
Miscellaneous short-term accruals	819

Total Current Liabilities	4,761

Long-Term Debt	1,543
Postretirement Liabilities	509
Long-Term Deferred Revenue	337
Noncurrent Deferred Tax Liabilities	152
Long-Term Portion of Environmental and Litigation Reserves	176
Other Liabilities	682
Monsanto Shareowners’ Equity	11,545
Noncontrolling Interest	171

Total Shareowners’ Equity	11,716

Total Liabilities and Shareowners’ Equity	$19,876

Debt to Capital Ratio:	16%

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited
Statements of Consolidated Cash Flows

Twelve Months Ended Aug. 31, 2011

Operating Activities:
Net Income	$1,659
Adjustments to reconcile cash provided (required) by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	613
Bad-debt expense	3
Stock-based compensation expense	104
Excess tax benefits from stock-based compensation	(36)
Deferred income taxes	135
Restructuring charges, net	1
Equity affiliate income, net	(21)
Net gain on sales of a business or other assets	(5)
Other items	81
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables, net	(310)
Inventory, net	156
Deferred revenues	62
Accounts payable and other accrued liabilities	893
Restructuring cash payments	(183)
Pension contributions	(291)
Net investment hedge settlement	—
Other items	(47)

Net Cash Provided by Operating Activities	2,814

Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	(732)
Maturities of short-term investments	430
Capital expenditures	(540)
Acquisitions of businesses, net of cash acquired	(99)
Purchases of long-term equity securities	—
Technology and other investments	(55)
Other investments and property disposal proceeds	21

Net Cash Required by Investing Activities	(975)

Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	69
Short-term debt proceeds	84
Short-term debt reductions	(74)
Long-term debt proceeds	299
Long-term debt reductions	(193)
Payments on other financing	(1)
Debt issuance costs	(5)
Treasury stock purchases	(502)
Stock option exercises	65
Excess tax benefits from stock-based compensation	36
Tax withholding on restricted stock and restricted stock units	(4)
Dividend payments	(602)
Proceeds from noncontrolling interests	69
Dividend payments to noncontrolling interests	(105)

Net Cash Required by Financing Activities	(864)

Cash Assumed from Initial Consolidations of Variable Interest Entities	77
Effect of Exchange Rate Changes on Cash and Cash Equivalents	35
Net Increase in Cash and Cash Equivalents	1,087
Cash and Cash Equivalents at Beginning of Period	1,485

Cash and Cash Equivalents at End of Period	$2,572

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited
1.	EBIT, Ongoing EPS and Free Cash Flow: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss): EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto.

	Three Months Ended	Twelve Months Ended
	Aug. 31, 2011	Aug. 31, 2011

EBIT — Seeds and Genomics Segment	$(157)	$2,106
EBIT — Agricultural Productivity Segment	59	281

EBIT— Total	(98)	2,387
Interest Expense, Net	22	88
Income Tax Provision (Benefit)(A)	(8)	692

Net Income (Loss) Attributable to Monsanto Company	$(112)	$1,607

(A)	Includes the income tax provision from continuing operations, the income tax provision (benefit) on noncontrolling interest, and the income tax provision on discontinued operations.
Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year	Three Months	Twelve Months
	2012	Ended	Ended
	Guidance	Aug. 31, 2011	Aug. 31, 2011

Diluted Earnings (Loss) per Share	$3.34-$3.44	($0.21)	$2.96
Restructuring Charges, Net	—	(0.01)	—
Income on Discontinued Operations	—	—	—

Diluted Earnings (Loss) per Share from Ongoing Business	$3.34-$3.44	($0.22)	$2.96

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2012 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year	Twelve Months Ended
	2012	Aug. 31, 2011

Net Cash Provided by Operating Activities	$2,200-2,500	$2,814
Net Cash Required by Investing Activities	(900)-(1,000)	(975)

Free Cash Flow	$1,300-1,500	1,839
Net Cash Required by Financing Activities	N/A	(864)
Cash Assumed from Initial Consolidations of Variable Interest Entities	N/A	77
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	35

Net Increase in Cash and Cash Equivalents	N/A	1,087
Cash and Cash Equivalents at Beginning of Period	N/A	1,485

Cash and Cash Equivalents at End of Period	N/A	$2,572